Exhibit 99.1

Telestone Technologies Reports Fourth Quarter and Fiscal 2005 Results

New York, NY(Market Wire)-March 30, 2005—Telestone Technologies Corporation (AMEX: TST-News), a leading provider of wireless communication coverage solutions primarily in China announced financial results for the Company’s fiscal year ended December 31, 2005. For the full year, revenues were $17.4 million, down 12.67% from 19.9 million.

The China telecom carriers in 2005 scaled back their investment decisions in 2G infrastructures, because of the anticipated rollout of the 3G networks for all of China. This was the main reason for the decline of revenues for the Company in 2005. The above mentioned was in-line with the earlier guidance the Company gave.

Net income for fiscal year 2005, before extraordinary gain was $3.7 million, or $0.43 per fully diluted share, down 9.9% from $4.1 million, or $1.14 per fully diluted share in 2004. The number of shares outstanding, fully diluted for 2005 was 8,654,277 compared to 3,643,136 in 2004 fully diluted. The above mentioned was in-line with the earlier guidance the Company gave.

Gross profit margin. Our gross margin on sales of equipment and services was 48.67% in 2005 compared to 49.07% in 2004. Our gross margin slightly decreased in 2005 as compared to the previous year. Due to a decrease of investments in 2G,we reduced the sale price in order to increase our market, thus resulting in less of a gross profit.

Current assets ending fiscal 2005 increased 16% to $31.5 million, with no long-term liabilities.

Shareholder equity increased 41% to $17.9 million for the Company from $12.7 million in 2004.

On the balance sheet, the Company ended fiscal year 2005 with $3.6 million in cash.

Han Daqing Chairman, CEO & President commented, “ The close of our fiscal year showed strength in our ability to overcome a temporary decrease in revenues the entire industry experienced. The anticipated 3G rollout will have a positive impact on our Company as we maintain our course with the 3G target directly in sight. During fiscal year 2005, our Company saw an increase in 3G sales, to go along with lower operating expenses, and a reduction in the account receivables, while increasing our R&D expenditures by 55%. We reiterate our earlier guidance for growth in 2006 of 20% to 30% in revenue and net earnings after taxes as compared to 2005, without the inclusion of revenue generated from the upcoming 3G deployment in China.”

Consolidated statement of operations

		Years ended December 31,
		2005	2004
Note		US$’000	US$’000
Operating revenues:
Net sales of equipment		12,573	17,722
Service income		4,837	2,213

		17,410	19,935
Operating expenses:
Equipment and services		8,936	10,152
Sales and marketing		2,806	1,908
General and administrative		2,048	3,163
Research and development		438	282
Depreciation and amortization		209	135

Total operating expenses		14,437	15,640

Operating income		2,973	4,295
Interest expense		(26)	(32)
Other income, net		784	249

Income before minority interest and extraordinary item		3,731	4,512
Minority interest		-	(368)

Income before extraordinary item		3,731	4,144
Extraordinary gain		-	2,773

Net income		3,731	6,917

Other comprehensive income
Foreign currency translation adjustment		365	-

Comprehensive Income		4,096	6,917

US$			$ US
Earnings per share:	4

Weighted average number of shares outstanding

Basic		8,498,681	3,572,459

Diluted		8,654,277	3,643,136

Net income per share of common stock

Basic:
Income before extraordinary gain		0.44	1.16

Net income		0.44	1.94

Diluted:
Income before extraordinary gain		0.43	1.14

Net income		0.43	1.90

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any

Contact:

For additional information please contact:

Telestone Technologies Corporation

Mark Miller

Corporate Communications

275 Madison Avenue, 6th Floor

New York, NY 10016

Tel: (212) 880-3794

Fax: (212) 880 4241

investors@telestonecorp.com